SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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REEL STAFF, INC.
(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended

REEL STAFF, INC.
1069 South Alfred Street
Los Angeles, California 90035

To the Stockholders of Reel Staff, Inc.:

Notice is hereby given to holders of common stock (the "Common Stock") of Reel Staff, Inc., a Nevada corporation, that Reel Staff 's board of directors have approved an amendment to our Articles of Incorporation to change the name of the corporation from " Reel Staff, Inc." to "Flight Safety Technologies, Inc." (the "Change of Name") to more accurately reflect our proposed future business.

Our board of directors approved the Change of Name on July 31, 2002, subject to receiving approval from a majority of the holders of our Common Stock. The Change of Name will be approved, not less than twenty days following the mailing of this Information Statement to stockholders of record on the Record Date (as defined herein), by a majority of the holders of our Common Stock at a special meeting of our stockholders to be held on August [ ], 2002 in accordance with the provisions of the Nevada Revised Statutes and our Articles and Bylaws. Accordingly, your consent is not required and is not being solicited in connection with the Change of Name.

The proposed Certificate of Amendment to our Articles of Incorporation, attached hereto as Appendix A, will become effective when they are filed with the Nevada Secretary of State. We anticipate that such filing will occur in conjunction with the closing of the acquisition discussed below, following the receipt of the approval of the Change of Name from the holders of a majority of our outstanding shares of Common Stock at the special meeting to be held, which we anticipate will be on or about August [ ], 2002 (the "Effective Date").

The entire cost of furnishing this Information Statement will be borne by our corporation. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them.

Our board of directors has fixed the close of business on July 31, 2002 as the record date (the "Record Date") for the determination of stockholders who are entitled to receive this Information Statement and notice of the special meeting. There were 18,269,476 shares of Common Stock issued and outstanding on the Record Date. The corporation anticipates that this Information Statement is being mailed on or about August [ ], 2002 to all stockholders of record as of the Record Date.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

DESCRIPTION OF THE CORPORATION

Corporate History. We were incorporated in Nevada on May 21, 2001, as "Reel Staff, Inc.".

Our Current Business. We provide staffing services to film, video and television production companies. Our staffing services currently consist of providing production-staffing services including production assistants, coordinators and managers. Customers for our production-staffing services primarily include large to mid-sized companies engaged in movie and film production. We have provided production assistants and coordinators for film projects at Alta Vista Pictures and Palomar Pictures. We have also provided services to the production of short-term projects such as documentaries, music videos, films, commercials and other small-scale assignments. We currently market our services through the relationships and contacts of our president, Renee McCracken.

Our objective is to provide high quality staff that is skilled and reliable which we believe will increase the number of projects performed for existing clients and customers. We are attempting to develop relationships with all types of entertainment related companies so that we can increase our customer base. We believe that the entertainment industry is based on relationships and therefore we intend to develop relationships with entertainment-related companies and people in the entertainment industry.

We also have developed relationships with film and video crews, such as back line technicians, carpenters, lighting designers, lighting technicians, riggers, sound designers, stage and scenery designers and other skilled laborers. We are currently attempting to develop relationships with production companies who need the services of those types of crewmembers so that we can place them in various productions. To date, we have not generated any revenues from the placement of technical production staff, although we had hoped to generate revenues from the placement of technical staff sometime in 2002. We intend to cultivate our existing and prospective relationships with our clients so that we become one of their sources for technical production staff. We believe that outsourcing of technical production staff in the entertainment industry represents a growing trend among film and television businesses that contract with third parties to provide particularized services, skills or labor at an agreed price over a designated period.

We are also trying to develop relationships with casting agencies so that we can increase the size of our customer base. We believe that we can generate revenues by providing production assistants, coordinators and managers to casting agencies who need temporary staff on casting calls and other services performed by casting agencies.

To date we have not been successful in fully implementing our business plan due to lack of funds. Accordingly, we have been researching potential acquisitions or other suitable business partners which will assist us in realizing our business objectives. In that regard, on June 24, 2002, we entered into a Share Exchange Agreement with Flight Safety Technologies, Inc., which was amended July 15, 2002, ("Flight Safety") a private Delaware company, and certain of its shareholders, to acquire 100% of the issued and outstanding shares of Flight Safety (the "Acquisition"). In consideration for acquiring all of Flight Safety's issued and outstanding shares, we have agreed to issue its shareholders 8,505,857 shares of our Common Stock. Upon closing, our directors will resign and appoint the Board of Directors of Flight Safety as our new Board of Directors, we will discontinue our current business, and thereafter conduct the business of Flight Safety, which will become our subsidiary. The share exchange is described in more detail in the Share Exchange Agreement as amended, which was filed as an exhibit to the Form 8-K we filed on July 18, 2002. The share exchange will transfer control of our corporation to the shareholders of Flight Safety.

Completion of the Acquisition is subject to approval by our board of directors and board of directors. The Acquisition is also subject to various closing conditions and conditions precedent, including the completion of satisfactory due diligence reviews by both parties. Should the Acquisition not be completed for any reason, the Change of Name set out herein will be rescinded and shareholder approval sought to return our name to "Reel Staff, Inc."

The Business of Flight Safety

Flight Safety is a Delaware corporation that is developing advanced systems to enhance aviation safety and reduce airport delays. Using its patented opto-acoustic technology, it is currently developing a cost-effective system to monitor air disturbances known as "wake vortex turbulence," created by departing and arriving aircraft in the vicinity of airports. Because of the hazard to following aircraft presented by wake turbulence, the Federal Aviation Administration (FAA) has mandated a set of fixed spacings between arriving and departing aircraft, based on the respective weights of leading and following aircraft. These spacing rules, based on worst-case conditions, may result in unnecessary delays under conditions in which wake turbulence dissipates quickly or is carried by wind out of the flight corridors. Precise knowledge of the location and motion of the wake vortices could give air traffic controllers the flexibility to safely shorten the arrival and departure spacing intervals when conditions permitted, potentially reducing passenger delays, taxiway queues, and aircraft fuel consumption.

Flight Safety believes that its patented wake-vortex detection system, in consort with NASA-developed, vortex-track prediction technology, will:

- Improve the safety of airport traffic;

- Streamline the landing/takeoff process;

- Reduce passenger delays; and

- Generate substantial cost savings for airports and the airline industry.

Recognizing the continuing need to avoid wake-vortex encounters and the traffic delays that result from "worst-case" spacing rules, the U.S. Congress has funded development and testing of the FSTI detection technology since 1997. The FAA appropriation provided a total of $9.6 million in fiscal years 1997 through 2000; and the National Aeronautics and Space Administration (NASA) appropriation totaled $9 million in fiscal years 2000 through 2002.

A successful "proof of principle" test of a prototype system was conducted at JFK International Airport in May of 1998. Controlled testing of an expanded and improved system, using the NASA Boeing 757 as the source aircraft, was carried out at Langley Air Force Base in December 2000. In view of the success of these two tests, Flight Safety expects to demonstrate the operational utility of the system in a series of tests at one or more major airports over the next two or three years.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

As of the Record Date, we had a total of 18,269,476 shares of Common Stock ($0.001 par value per common share) issued and outstanding.

The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, as well as by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Renee McCracken 1069 South Alfred Street Los Angeles, California 90035	11,914,000 common shares	65.2%
Carol McCracken 1069 South Alfred Street Los Angeles, California 90035	660,100 common shares	3.6%
Investor Company c/o TD Waterhouse Canada 77 Bloor Street W. 3rd Floor Toronto, Ontario M4Y 2T1	930,000 common shares	5.1%
Directors and Executive Officers as a Group	12,574,100 common shares	68.8%

(1) Based on 18,269,476 shares of Common Stock issued and outstanding as of the Record Date. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

AMENDMENT TO THE CORPORATION'S ARTICLES

On July 31, 2002, our board of directors approved, subject to receiving the approval of a majority of holders of its Common Stock, an amendment to our Articles of Incorporation to change the name of our corporation from "Reel Staff, Inc." to "Flight Safety Technologies, Inc.". In light of the proposed acquisition of Flight Safety, our board of directors determined that a change of name was in the best interests of our corporation in order to more accurately reflect our future business. Shareholder approval for the name change will be obtained by consent of a majority of our stockholders on August[ ], 2002 but the Change of Name will not become effective until not less than 20 days after this Information Statement is first mailed to holders of our Common Stock or closing of the Acquisition, whichever is later.

DISSENTERS RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter's rights of appraisal with respect to our proposed amendment to Reel Staff's Articles of Incorporation in connection with the Change of Name.

FINANCIAL AND OTHER INFORMATION

For more detailed information on our corporation, including financial statements, you may refer to our Form 10-KSB and Form 10-QSB, and Form 8-K filed with the SEC. Copies of these documents and all other SEC filings are available on the SEC's EDGAR database at www.sec.gov or by calling our secretary at 323-359-1531.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto authorized.

July 31, 2002

REEL STAFF, INC.

By: /s/ Renee McCracken

Renee McCracken
President, Director and Secretary

APPENDIX  A

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
REEL STAFF, INC.

Pursuant to the provisions of NRS 78.385 and 78.390 Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

1. Name of Corporation: REEL STAFF, INC.

2. The Articles have been amended as follows:

ARTICLE I

The name of this corporation is FLIGHT SAFETY TECHNOLOGIES, INC.

3. The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is [ ]%.

4. Signatures

______________________________________
RENEE MCCRACKEN, President & Secretary